UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2005 (July 1, 2005)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123
(Address of principal executive offices, including zip code)

(858) 571-5555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On July 1, 2005, Overland Storage, Inc. approved the accelerated vesting of all unvested stock options held by the Company’s officers and employees with an exercise price at or above $12.00 per share, effective July 3, 2005.  The stock option acceleration program does not apply to stock options held by the Company’s non-employee directors.  This accelerated vesting affected options to purchase up to an aggregate of 509,192 shares of the Company’s common stock, all of which became exercisable immediately.  In connection with the acceleration of vesting of options held by the Company’s executive officers, each executive officer agreed not to sell or transfer any shares subject to accelerated vesting until the original vesting date would have occurred based on the original vesting schedule (without giving effect to any future termination of service).

The following table summarizes the accelerated options:

	Aggregate Number of Shares Issuable Upon Accelerated Options	Weighted Average Exercise Price Per Share
Executive officers as a group	266,776	$15.02
Non-executive officer employees	242,416	$15.22
Total	509,192	$15.13

The primary purpose of the accelerated vesting is to eliminate future stock-based employee compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to the accelerated options once FASB Statement No. 123R (Share-Based Payment) becomes effective.  Because these options have exercise prices substantially in excess of the Company’s current stock price, which was $9.50 per share as of the close of market on July 1, 2005, as reported by the Nasdaq National Market, the Company believes that these options have limited economic value and may not be offering sufficient incentive for employees when compared to the potential future compensation expense that would have been attributable to the options.  The estimated maximum future expense that is eliminated is approximately $4.4 million.  The Company also believes that the accelerated vesting will have a positive effect on employee morale and retention.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: July 8, 2005	By:	/s/ Vernon A. LoForti
Vernon A. LoForti
Vice President and Chief Financial Officer